Exhibit 99.1

Encorium Reports 2007 Third Quarter Financial Results

Company to Hold Conference Call at 11:00 AM ET Tomorrow

2007 Third Quarter and Nine Month Financial Highlights

•	Net revenues of $7.2 million versus $3.7 million for the comparable prior year quarter

•	Net loss of $1.3 million includes $500,000 of non-cash amortization charges from the business combination with Remedium

•	Net revenues of $23.3 million for the nine months ended September 30, 2007 versus $9.2 million for the comparable prior year period

•	Net loss of $2 million for the nine months ended September 30, 2007 includes $1.5 million of non-cash amortization charges from the business combination with Remedium

•	Net revenues in Europe increase significantly

•	Backlog increased to $36.8 million at September 30, 2007 versus approximately $29.1 million as of September 30, 2006

2007 Business Highlights

•	Dr. Linda Nardone appointed as Executive Vice President and Chief Operating Officer to strengthen senior management team

•	New clinical trial management system installed in North America and Europe in order to increase controls and efficiencies relating to customer projects

•	Integration with Remedium proceeding as planned

WAYNE, PA, November 12, 2007 – Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational contract research organization (CRO) conducting studies in over 30 countries for many of the world’s leading pharmaceutical and biotechnology companies , today announced its financial results for the third quarter and nine-months ended September 30, 2007. These financial results include nine months in 2007 of combined operations following the November 1, 2006 closing of Encorium’s business combination with Remedium Oy, a privately owned, full-service contract research organization (CRO) based in Espoo, Finland.

Kenneth M. Borow, M.D., President and Chief Executive Officer for Encorium Group, commented, “Our goal coming into the third quarter was to execute on the contracts signed in the latter portion of the second quarter 2007, attract an accomplished senior management executive with extensive operational and drug development capabilities to further strengthen our senior management team, and to continue our pursuit of new contracts as a company with significant North American and European capabilities. At the present time, Encorium’s pipeline of potential new business opportunities is in excess of $40 million. This is fairly evenly distributed between opportunities in North America and Europe. There have been a significant number of proposals carried over from our third quarter in which we are hopeful that final decisions will be made by the end of 2007. We believe that the hiring of Dr. Nardone will enhance our internal capabilities, especially in the area of regulatory affairs and clinical operations excellence. We continue to evaluate a variety of acquisition possibilities and are focusing on companies and areas that would enhance Encorium’s existing geographic footprint and therapeutic area capabilities. This can come through our expansion into emerging clinical trial markets (for example China, South America and/or India) as well as broadening of our capabilities within targeted sectors such as oncology, endocrinology, and medical devices. We hope to provide an update on our expansion plans in the coming months.”

2007 Third Quarter Financial Results

Net revenue for the third quarter of 2007 increased to $7.2 million from $3.7 million in the comparable prior year period. Net revenues for the Company’s European operations were $4.8 million, while the Company’s North American operations reported $2.4 million in net revenues. Higher year-over-year net revenues for the third quarter were due predominantly to the business combination with Remedium, which was completed on November 1, 2006.

Direct expenses for the quarter ended September 30, 2007 were $4.9 million or 68% of net revenues versus $2.0 million or 56% of net revenues for the comparable prior year period. The decrease in gross profit margin in the third quarter of 2007 was principally due to lower rates of staff utilization in our North American operations.

Selling, general, and administrative expenses were $3.2 million for the three months ended September 30, 2007, as compared to $1.0 million for the three months ended September 30, 2006. This increase was principally due to costs associated with our European operations, which require infrastructure capabilities in multiple countries throughout Europe. In addition, we incurred higher business development and marketing costs in North America and Europe as the Company scaled up its capabilities in these areas in order to win additional new business.

Depreciation and amortization expense increased to $623,000 due to $500,000 of non-cash amortization expense related to the business combination with Remedium.

The Company reported a net loss for the third quarter of 2007 of $1.28 million, or $0.06 per diluted share, compared to net income for the third quarter of 2006 of $643,000, or $0.05 per diluted share.

2007 Nine Month Financial Results

Net revenue for the nine months ended September 30, 2007 increased to $23.3 million versus $9.2 million for the same nine-month period in 2006. This increase in net revenue is due to the business combination with Remedium.

Direct expenses were $14.8 million, or 64% of net revenue, for the nine months ended September 30, 2007 versus $5.7 million, or 62% of net revenue, for the nine months ended September 30, 2006. SG&A expenses for the nine months ended September 30, 2007 were $9.2 million, or 39% of net revenue, compared to $2.9 million, or 32% of net revenue, for the prior nine-month period.

Depreciation and amortization expense increased to $1.9 million due to $1.5 million of non-cash amortization expense related to the business combination with Remedium.

The Company reported a net loss for the nine months ended September 30, 2007 of $2.0 million, or $0.11 per share, versus net income of $535,000, or $0.04 per share, in the comparable nine-month period in 2006.

Financial Position

Encorium’s balance sheet at September 30, 2007 reflected cash and cash equivalents of $8.3 million, compared to $5.5 million at December 31, 2006, and shareholders’ equity of $22.7 million, compared to $17.3 million at December 31, 2006.

Management Outlook

The Company expects full year revenues of approximately $31 million compared with $15.3 million for the year ended December 31, 2006. Backlog for the period ended September 30, 2007 was approximately $36.8 million versus approximately $29.1 million as of September 30, 2006, an increase of $7.7 million.

Investor Conference Call

Encorium will hold a conference call on November 13, 2007 at 11:00 AM (ET) to discuss these results. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial (706) 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.encorium.com, or by clicking the following link:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=27939&c=ENCO&mediakey=134C0AABE8B6BF22A36136F295357721&e=0

Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization that is a leader in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, endocrinology/metabolism, diabetes, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash on hand to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties;(xi) our backlog may not be indicative of future revenues and may not generate the revenues expected;(xii) our ability to successfully integrate the businesses of Encorium and Remedium Oy which we acquired on November 1, 2006; and (xiii) ability of the combined businesses to operate successfully, generate revenue growth and operating profits. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Encorium Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		aprior@equityny.com
(610) 975-9533		www.theequitygroup.com
lhoffman@encorium.com www.encorium.com

ENCORIUM GROUP, INC

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenue	$7,187,322	$3,652,152	$23,331,099	$9,245,698
Reimbursement revenue	1,068,931	705,060	3,547,889	1,474,763

Total Revenue	8,256,253	4,357,212	26,878,988	10,720,461

Operating Expenses
Direct	4,878,728	2,037,201	14,832,536	5,741,275
Reimbursement out-of-pocket expenses	1,068,931	705,060	3,547,889	1,474,763
Selling, general and administrative	3,212,726	973,902	9,153,198	2,934,520
Depreciation and amortization	623,354	79,358	1,865,130	262,180

Total Operating Expenses	9,783,739	3,795,521	29,398,753	10,412,738

Income (Loss) from Operations	(1,527,486)	561,691	(2,519,765)	307,723

Interest Income	78,379	82,844	213,593	232,152
Interest Expense	7,280	(1,264)	(19,055)	(4,401)

Net Interest Income	85,659	81,580	194,538	227,751

Net Income (Loss) before Income Taxes	(1,441,827)	643,271	(2,325,227)	535,474
Income Tax Benefit	(160,820)	—	(305,963)	—

Net Income (Loss)	$(1,281,007)	$643,271	$(2,019,264)	$535,474

Net Income (Loss) per Common Share
Basic	(0.06)	0.05	(0.11)	0.04
Diluted	(0.06)	0.05	(0.11)	0.04

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	19,876,572	13,348,401	18,772,041	13,348,401
Diluted	19,876,572	13,522,743	18,772,041	13,438,001

ENCORIUM GROUP, INC

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$8,306,508	$5,533,093
Investigator advances	653,414	1,299,682
Accounts receivable, less allowance of $97,000 for September 30, 2007 and December 31, 2006, respectively	5,806,527	6,583,393
Prepaid expenses and other	983,699	562,940
Prepaid taxes	8,695	2,375
Costs and estimated earnings in excess of related billings on uncompleted contracts	2,039,342	1,430,045

Total Current Assets	17,798,185	15,411,528

Property and Equipment, Net	1,379,281	1,048,219
Intangible Assets
Goodwill	15,388,299	15,372,540
Other intangibles, Net	4,703,015	6,197,584
Other assets	295,606	267,179

Total Assets	$39,564,386	$38,297,050

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,660,073	$1,371,492
Notes payable	51,352	20,768
Accrued expenses	3,021,634	3,111,614
Accrued acquisition costs	2,000,000	5,714,780
Deferred taxes	517,090	623,972
Obligations under capital leases	26,068	29,205
Billings in excess of related costs and estimated earnings on uncompleted contracts	4,435,667	3,673,435
Customer advances	3,578,790	4,774,112

Total Current Liabilities	15,290,674	19,319,378

Long Term Liabilities
Obligations under capital leases	124,529	7,790
Deferred taxes	892,898	1,093,254
Other liabilities	540,075	574,795

Total Long Term Liabilities	1,557,502	1,675,839

Total Liabilities	16,848,176	20,995,217

Stockholders’ Equity
Common stock, $.001 par value 35,000,000 shares authorized, 20,120,340 and 17,498,575 shares issued and outstanding respectively	20,120	17,499
Additional paid-in capital	30,168,492	23,720,213
Additional paid-in capital warrants	905,699	—
Accumulated deficit	(7,931,791)	(5,912,527)